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                                                                   EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE


To the Board of Directors and Shareholders of T2 Medical, Inc.
Alpharetta, Georgia


We consent to the incorporation by reference in Registration Statements No. 33-55547 and No. 33-55657 of Coram Healthcare Corporation on Form S-8 of our report on the financial statements of T2 Medical, Inc. dated November 17, 1993 (December 23, 1993 as to Note 17) (which expresses an unqualified opinion and includes an explanatory paragraph relating to material uncertainties concerning certain pending claims against T2 Medical, Inc.) appearing in the Annual Report on Form 10-K of Coram Healthcare Corporation for the year ended December 31, 1994.



DELOITTE & TOUCHE LLP
Atlanta, Georgia
March 24, 1995